AMENDMENT NO. 1
                            TO 1994 STOCK OPTION PLAN


                  Pursuant to a resolution duly adopted at the meeting of the Board of Directors of Fiberstars, Inc. (the "Company"), Section 3 of the Company's 1994 Stock Option Plan was amended and restated to read in its entirety as follows:

         3. Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of shares that may be optioned and sold under the plan is the sum of (i) 850,000 shares of the Common Stock plus (ii) such number of shares as are subject to outstanding and unexercised stock options under the Company's 1988 Stock Option Plan as of the date of adoption of the Plan by the Shareholders, and which options are canceled or otherwise terminated without exercise; provided that the total number of shares available under the Plan shall in no event exceed 1,123,058. The Shares may be authorized but unissued, or reacquired Common Stock.

                  If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. Notwithstanding any other provision of the Plan, Shares issued under the Plan and later repurchased by the Company shall not become available for future grant or sale under the Plan.

                  IN WITNESS WHEREOF, I have set my hand this 6th day of December, 1996.

                                                    /s/  William C. Lapworth
                                                   William Lapworth, Secretary